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VIRGINIA COMMERCE BANCORP, INC.

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FOR IMMEDIATE RELEASE:
Virginia Commerce Bancorp, Inc. Reports Strong First Quarter Earnings and Performance

ARLINGTON, Va., April 18, 2013— Virginia Commerce Bancorp, Inc. (the “Company”), (Nasdaq: VCBI), parent company of Virginia Commerce Bank (the “Bank”), today reported its financial results for the quarter ended March 31, 2013.

First Quarter 2013 Highlights

●
Net Income Available to Common Stockholders and Earnings per Diluted Common Share Increased: Net income available to common stockholders increased to $6.0 million, or $0.17 per diluted common share, for the first quarter of 2013. This represented a 21.4% increase in earnings per diluted common share compared to $0.14 per for the first quarter of 2012. Earnings per diluted common share also increased 41.7% sequentially, compared to $0.12 for the fourth quarter of 2012.

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Adjusted Operating Earnings (a non-GAAP measure) Growth: Adjusted operating earning increased to $6.4 million, or $0.18 per diluted common share, for the first quarter of 2013. This compares to $3.1 million, or $0.09 per diluted common share, for the first quarter of 2012, and $5.3 million, or $0.16 per diluted common share, in the fourth quarter of 2012.

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Net Interest Margin Expansion: The net interest margin was up 12 basis points, to 3.85% for the first quarter of 2013, from 3.73% the fourth quarter 2012 and increased 4 basis points from 3.81% in the first quarter of 2012.

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Asset Quality Improved: Non-performing assets decreased 24.8%, from $59.5 million at March 31, 2012, to $44.7 million at March 31, 2013, while sequentially decreasing $5.5 million, or 10.9%. Total troubled debt restructurings (“TDRs”) declined $8.5 million, or 20.0%, from March 31, 2012, to $33.9 million at March 31, 2013, as compared to March 31, 2012, with a sequential decrease of $9.5 million, or 21.9%.

●
Significant Improvement in Deposit Mix and Reduced Average Cost of Total Deposits: Non-interest bearing demand deposits represented 19.2% of total deposits at March 31, 2013, compared to 15.0% at March 31, 2012. The average cost of total deposits decreased by 24 basis points from 0.89% for the first quarter of 2012, to 0.65% for the first quarter of 2013.

●
Capital Strength and Book Value per Common Share Growth: The ratio of tangible common equity improved to 8.80% at March 31, 2013, as compared to 8.69% and 7.75% at December 31, 2012, and March 31, 2012, respectively. The book value per common share increased to $7.81, as compared to $7.68 and $7.20 at December 31, 2012, and March 31, 2012, respectively.

Peter A. Converse, President and Chief Executive Officer, commented, “We’re off to a solid start in 2013 with first quarter earnings increasing nicely on a year-over-year basis and sequentially. Earnings benefited from a combination of net interest margin improvement, the elimination of TARP dividends at the end of 2012 and decreased loan loss provisioning. While first quarter provisioning expense of $1.8 million was down substantially from $6.0 million for the same period in 2012, management feels that the allowance for loan losses provides sufficient coverage of total non-performing loans at a coverage ratio of 118.4% as of March 31, 2013. Reduced loan loss provisioning was also supported in part by meaningful improvement in problem assets. Non-performing assets and troubled debt restructurings declined 10.9% and 21.9%, respectively, on a linked quarter basis. Non-performing assets of $44.7 million at quarter-end 2013 now represent 1.55% of total assets, down from 1.78% as of December 31, 2012, and 2.01% as of March 31, 2012.”

Converse concluded, “We are eagerly anticipating our pending merger with United Bankshares, Inc. (UBSI), which was announced on January 30, 2013. We believe this partnership will not only create superior value for our stockholders, but will also enable us to better serve our customers and communities as the leading independent community bank operating throughout the most attractive markets in Northern Virginia and the D.C. Metropolitan area. We still expect the merger to close by the latter part of this year, subject to regulatory approvals and the approval of UBSI and VCBI stockholders. Until then, it is business as usual – Virginia Commerce’s management, officers and employees will continue to strive for optimal operating results and to deliver our brand of service excellence to our customers.”

SUMMARY REVIEW OF FINANCIAL PERFORMANCE

Net Income

For the three months ended March 31, 2013, the Company recorded net income available to common stockholders of $6.0 million, or $0.17 per diluted common share, compared to net income available to common shareholders of $4.8 million, or $0.14 per diluted common share, for the three months ended March 31, 2012. The year-over-year earnings improvement was largely attributable to the Company’s repurchase of all of its TARP preferred stock during the fourth quarter of 2012, and related elimination of a $1.4 million effective dividend on preferred stock for the first quarter of 2013 and a $4.1 million decrease in the provision for loan losses, partially offset by a decrease in net interest income of $1.0 million, a $2.4 million decrease in non-interest income and a $1.0 million increase in non-interest expense. The Company’s net income available to common stockholders increased sequentially from $4.2 million, or $0.12 per diluted common share, for the fourth quarter of 2012, primarily due to the $3.5 million reduction in effective dividend on preferred stock related to TARP, a $712 thousand decrease in the provision for loan losses, and a $1.0 million decrease in provision for income taxes, partially offset by a decrease in net interest income of $809 thousand, a $1.8 million decrease in non-interest income and a $804 thousand increase in non-interest expense.

Adjusted operating earnings (a non-GAAP measure) for the three months ended March 31, 2013, were $6.4 million, up $3.3 million, or 107.4%, as compared to $3.1 million for the same period in 2012. On a sequential basis, adjusted operating earnings were up $1.1 million, or 20.0%, for the three months ended March 31, 2013. The year-over-year and sequential increases in the Company’s adjusted operating earnings are mostly due to lower provisioning for loan losses. The Company calculates adjusted operating earnings by excluding impairment loss on securities, realized gains and losses on sale of securities, merger-related expenses, acceleration of the accretion of the preferred stock discount, and certain other non-recurring items from net income available to common stockholders.

Asset Quality and Provisions For Loan Losses

Total non-performing assets and loans 90+ days past due declined $5.5 million sequentially from $50.2 million at December 31, 2012, to $45.0 million at March 31, 2013, and decreased $14.5 million, from $59.5 million at March 31, 2012. As a percentage of total assets, non-performing assets decreased from 1.78% at December 31, 2012, to 1.56% at March 31, 2013, and decreased from 2.01% at March 31, 2012. As of March 31, 2013, the allowance for loan losses represented 1.91% of total loans, compared to 1.95% and 2.11%, at December 31, 2012, and March 31, 2012, respectively. The allowance for loan losses covered 118.4% of total non-performing loans as of March 31, 2013, compared to 112.8% and 97.4%, at December 31, 2012, and March 31, 2012, respectively.

As of March 31, 2013, $20.8 million, or 59.1%, of non-performing loans represented acquisition, development and construction (“ADC”) loans; $6.6 million, or 18.7%, represented non-farm, non-residential loans; $4.6 million, or 13.2%, represented loans on one-to-four family residential properties; and $3.1 million, or 8.9%, represented commercial and industrial (“C&I”) loans. As of March 31, 2013, specific reserves of $16.1 million have been established for non-performing loans and other loans determined to be impaired. The Company continues to pursue an aggressive campaign to reduce non-performing and other impaired loans and is implementing and executing various disposition strategies on an ongoing basis. However, the majority of remaining non-performing loans represent situations which require longer term workout strategies to obtain optimal principal recovery. These strategies are dependent upon project completion, permitting, satisfaction of contract contingencies and other factors.

Included in the loan portfolio at March 31, 2013, are loans classified as troubled debt restructurings (“TDRs”), totaling $33.9 million, a 20.0% decrease from $42.4 million at March 31, 2012. Sequentially, TDRs decreased $9.5 million from $43.5 million at December 31, 2012. TDRs are performing, accruing loans that represent relationships for which a modification to the contractual interest rate or repayment structure has been granted to address a financial hardship. Over 91% of TDRs in the Company’s loan portfolio at March 31, 2013, were performing prior to modification. TDRs make up 1.5% of the total loan portfolio and represent $7.0 million in ADC loans, $17.3 million in non-farm, non-residential real estate loans, $7.1 million in C&I loans and $2.6 million in one-to-four family residential loans. At March 31, 2013, 30.0% of the Company’s TDRs were reviewable TDRs and 70.0% were permanent TDRs. Reviewable TDRs are loans that have been restructured at or will return to a market rate of interest and can include a temporary interest rate modification, partial deferral of interest or principal, or an extension of term. They can return to performing status upon six months of on-time payments following the return to a market rate of interest, but only in the fiscal year following the year of restructure. Permanent TDRs are loans that have been restructured and include a permanent interest rate reduction. They remain in a TDR status until the loan is paid off.

Classified loans were $160.3 million for the quarter ended March 31, 2013, a $10.0 million decrease from $170.3 million at March 31, 2012. Sequentially, classified loans declined slightly from $160.6 million at December 31, 2012. The year-over-year decline in classified loans was largely due to upgrades to loans to a paving contractor, residential real estate developer and commercial real estate owner in the combined total of $22.2 million, charge-offs totaling $17.5 million, loan payoffs resulting from residential real estate sales of $12.8 million, regular payments on loans of $8.6 million, loans refinanced by other banks of $2.7 million and note sales of $2.3 million, partially offset by downgrades for loans to a commercial real estate management company totaling $17.2 million, a new restaurant that experienced delays in opening of $6.6 million and a utilities and public improvements contractor of $4.0 million.

Provisions for loan losses were $1.8 million for the quarter ended March 31, 2013, down $4.1 million, or 69.2%, compared to $6.0 million in the same period in 2012. Sequentially, provisions for loan losses were down $712 thousand, from $2.6 million in the fourth quarter of 2012. Net charge-offs were $2.6 million for the three months ended March 31, 2013, compared to $1.1 million and $9.3 million for the quarters ended December 31, 2012, and March 31, 2012, respectively. The decreases in the allowance for loan losses as a percentage of total loans from March 31, 2012, to March 31, 2013, is due to charge-offs incurred during 2013 being primarily supported by specific reserves in the allowance for loan losses. As a result, the first quarter analysis of the adequacy of the loan loss reserve indicated that loan loss provisioning of $1.8 million was sufficient to maintain appropriate coverage. The $6.7 million reduction in net charge-offs for the three months ended March 31, 2013, compared to the same period in 2012, was primarily due to decreases in net charge-offs in the C&I loan portfolio, decreasing from $4.7 million in 2012 to $455 thousand in 2013 and in the ADC loan portfolio, decreasing $1.4 million, from $3.6 million in 2012 to $2.2 million in 2013.

Net Interest Income and Net Interest Margin

Net interest income was $25.8 million for the first quarter of 2013 and declined $1.0 million, or 3.7%, from the same quarter last year. The net interest margin increased 4 basis points from 3.81% in the first quarter of 2012, to 3.85% for the same period in 2013. On a sequential basis, the net interest margin was up 12 basis points from 3.73% for the fourth quarter of 2012, to 3.85% for the first quarter of 2013. The year-over-year increase in the first quarter net interest margin was due to an improvement in the mix of interest-earning assets and interest-bearing deposits with a reduction in interest-bearing deposit rates, partially offset by lower average yield on loans. The sequential increase was related to an improvement in interest-earning asset mix which contributed to a 12 basis point increase in the average yield in total interest-bearing assets. Interest and dividend income decreased $2.8 million on average total interest-earnings assets of $2.75 billion for the three months ended March 31, 2013, compared to interest and dividend income generated by average total interest-earnings assets of $2.87 billion for the same period in 2012. The decline in interest income is mostly attributable to lower yielding average loans being generated in the current low interest rate environment. Interest expense decreased $1.8 million to $5.4 million generated on an average total interest-bearing liability balance of $2.2 billion for the quarter ended March 31, 2013, from $7.2 million generated on an average total interest-bearing liability balance of $2.3 billion for the same period in 2012. The average rate paid on total interest-bearing liabilities was 1.01% for the first quarter of 2013, as compared to 1.02% for the fourth quarter 2012, and 1.26% for the first quarter of 2012.

Non-Interest Income

For the three months ended March 31, 2013, the Company recognized $2.6 million in non-interest income, compared to non-interest income of $4.9 million for the three months ended March 31, 2012, and $4.4 million for the sequential quarter. Included in the first quarter 2012 non-interest income is a gain on sale of securities of $2.6 million, while the first quarter of 2013 did not include a gain or loss on sale of securities, and the sequential quarter included a gain of $1.5 million on sale of securities.

Fees and net gains on loans held-for-sale were $1.0 million in the first quarter of 2013 and 2012, with a sequential decrease of $550 thousand, or 35.0%. The sequential decrease is related to a slowdown in residential mortgage loan activity, which is the result of weaker demand during the first quarter due to seasonality and changes in mortgage interest rates.

Non-Interest Expense

Non-interest expense increased $1.0 million, or 6.1%, from $16.6 million in the first quarter of 2012, to $17.6 million in the first quarter of 2013. Sequentially, non-interest expense increased $804 thousand, or 4.8%, from $16.8 million for the fourth quarter of 2012. The year-over-year increase was primarily related to an increase of $312 thousand on other real estate owned losses and expenses, and $584 thousand in merger-related expenses. The sequential increase was primarily related to the $584 thousand in merger-related expenses and $771 thousand in higher salaries and employee benefits, which were partially offset by a decrease of $251 thousand in other real estate owned losses and expenses.

Investment Securities

Investment securities decreased $103.1 million, or 17.2%, year-over-year to $495.1 million at March 31, 2013 and were up $1.7 million sequentially from December 31, 2012. There was no gain on sale of securities during the first quarter 2013. During the first quarter of 2012, the Company sold $58.6 million of investment securities resulting in a $2.6 million gain on sale of securities. During the fourth quarter of 2012, the Company sold $24.9 million of investment securities resulting in a $1.5 million realized gain on sale of securities. The investment portfolio contains two pooled trust preferred securities with a book value of $5.1 million, and a market value of $364 thousand at March 31, 2013, for which the Company performs a quarterly analysis to determine whether any other-than-temporary impairment exists. The analysis includes stress tests on the underlying collateral and cash flow estimates based on the current and projected future levels of deferrals, defaults, and prepayments within each pool. There was no recorded impairment loss for the three months ended March 31, 2013, December 31, 2012, and March 31, 2012.

Loans

Loans, net of allowance for loan losses, increased $53.3 million, or 2.5% year-over-year. ADC loans increased $34.3 million, or 13.3%, one-to-four family residential increased $13.7 million or 3.6%, C&I loans were up $7.6 million, or 3.1%, while non-farm, non-residential real estate loans fell $8.7 million, or 0.7%, and multifamily real estate loans decreased $1.2 million, or 1.5%, from March 31, 2012, to March 31, 2013. Sequentially, loans, net of allowance for loan losses, increased $9.9 million, or 0.5%. The sequential increase in loans was primarily attributable to a $10.7 million increase in ADC loans, a $1.8 million increase in non-farm, non-residential loans and a $1.4 million increase in multi-family residential loans, partially offset by a $5.6 million decrease in C&I loans. The sequential increase in ADC loans represented increased funding of new and ongoing construction projects, primarily consisting of single family and multi-family residential properties, as well as one new residential development loan and one new multi-family loan. The increase in owner-occupied non-farm, non-residential loans represented the refinance of several new business and non-profit clients’ operating facilities. The sequential decrease in C&I loans was driven by repayment of credit line borrowings that were previously used to support year-end tax planning and in anticipation of changes in the tax code. The orientation of loan generation efforts and loan mix continues to be reflective of the Bank’s strategic emphasis on building greater market share in commercial lending, owner-occupied commercial real estate and residential real estate lending, while focusing ADC lending and non-owner-occupied commercial real estate lending on select transactions in key markets with solid economic metrics.

Deposits

Total deposits at March 31, 2013, were $2.2 billion, a decrease of $50.9 million, or 2.3%, compared to March 31, 2012, with demand deposits increasing $85.0 million, or 25.3%, savings and interest-bearing demand deposits decreasing $9.8 million, or 0.8%, and time deposits decreasing $126.1 million, or 17.3%. As of March 31, 2013, non-interest bearing demand deposits represented 19.2% of total deposits, compared to 15.0% at March 31, 2012. On a linked quarter basis, deposits decreased $58.5 million, or 2.6%, with demand deposits increasing by $4.5 million, or 1.1%, savings and interest-bearing demand accounts decreasing $37.0 million, or 3.1%, and time deposits decreasing by $25.9 million, or 4.1%. The reduction in time deposits during the past year has been intentional and resulted from a series of interest rate reductions that continued throughout 2012 and into the first quarter of 2013. As a result of deposit rate decreases and an improving deposit mix, the cost of total interest-bearing deposits and total deposits declined from 1.03% and 0.89% for the quarter ended March 31, 2012, to 0.80% and 0.65% for the quarter ended March 31, 2013, respectively.

Capital Levels and Stockholders’ Equity

Stockholders’ equity decreased $42.8 million, or 14.4%, from $296.6 million at March 31, 2012, to $253.8 million at March 31, 2013, with a $67.7 million decline from the repayment of TARP preferred stock and a $3.3 million decrease in other comprehensive income, partially offset by net income available to common stockholders of $23.7 million over the twelve-month period and $4.4 million in proceeds and tax benefits related to the exercise of warrants and options. As a result of these changes, the Company’s Tier 1 capital ratio decreased from 15.55% at March 31, 2012, to 13.67% at March 31, 2013, and its total qualifying capital ratio decreased from 16.81% to 14.92% over the same period. Sequentially, the Company’s Tier 1 and total qualifying capital ratios are up 42 and 41 basis points, respectively, with net income available to common stockholders of $6.0 million in the first quarter being partially offset by a decrease of $903 thousand in other comprehensive income. The Company’s tangible common equity ratio increased from 7.75% at March 31, 2012, and 8.69% at December 31, 2012, to 8.80% at March 31, 2013. The 105 basis point increase in tangible common equity ratio from March 31, 2012, to March 31, 2013, is primarily due to $23.7 million in retained net income available to common stockholders for the twelve months ended March 31, 2013. Sequentially, the 11 basis point increase in tangible common equity ratio is primarily related to $6.0 million in retained net income available to common stockholders for the first quarter of 2013, partially offset by increase of $59.7 million in total tangible assets and a decrease of $903 thousand in other comprehensive income.

ABOUT VIRGINIA COMMERCE BANCORP, INC.

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank, a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through twenty-eight branch offices, one residential mortgage office and one wealth management services office, principally to individuals and small-to-medium size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

On January 29, 2013, the Company signed a definitive merger agreement to be acquired by United Bankshares, Inc. For more information about this merger, see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on January 31, 2013, and the Company’s Annual Report on Form 10-K filed with the SEC on March 14, 2013.

NON-GAAP PRESENTATIONS

The Company prepares its financial statements under accounting principles generally accepted in the United States, or “GAAP”. However, this press release also refers to certain non-GAAP financial measures that we believe, when considered together with GAAP financial measures, provide investors with important information regarding our operational performance. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Adjusted operating earnings is a non-GAAP financial measure that reflects net income available to common stockholders excluding impairment loss on securities, realized gains and losses on sale of securities, acceleration of the accretion of the preferred stock discount, merger-related expenses and certain other non-recurring items. These excluded items are difficult to predict and we believe that adjusted operating earnings provides the Company and investors with a valuable measure of the Company’s operational performance and a valuable tool to evaluate the Company’s financial results. Calculation of adjusted operating earnings for the three months ended March 31, 2013, March 31, 2012 and December 31, 2012, is as follows:

	Three Months		Three Months
	Ended		Ended
	March 31,		December 31,
(Dollars in thousands)	2013	2012	2012

Net Income Available to Common Stockholders	$6,036	$4,779	$4,230
Adjustments to net income available to common stockholders:
Realized gain on sale of securities	--	(2,592)	(1,454)
Merger-related expenses	584	--	--
Net tax effect adjustment	(204)	907	509

Acceleration of the accretion of the preferred stock discount	--	--	2,061

Adjusted Operating Earnings	$6,416	$3,094	$5,346

Earnings per common share-diluted	$0.17	$0.14	$0.12
Adjustments to earnings per common share-diluted
Realized gain on sale of securities, net tax affect	--	$(0.05)	$(0.02)
Merger-related expenses, net tax affect	$0.01	--	--
Acceleration of the accretion of the preferred stock discount	--	--	$0.06

Adjusted operating earnings per common share-diluted	$0.18	$0.09	$0.16

The adjusted efficiency ratio is a non-GAAP financial measure that is computed by dividing non-interest expense excluding merger-related expenses, by the sum of net interest income on a tax equivalent basis, and non-interest income excluding realized gains and losses on sale of securities, acceleration of the accretion of the preferred stock discount, merger-related expenses and certain other non-recurring items. We believe that this measure provides investors with important information about our operating efficiency. Comparison of our adjusted efficiency ratio with those of other companies may not be possible because other companies may calculate the adjusted efficiency ratio differently. Calculation of the adjusted efficiency ratio for the three months ended March 31, 2013, and 2012, is as follows:

	Three Months Ended
(Dollars in thousands)	March 31,
	2013	2012
Summary Operating Results:
Non-interest expense	$17,647	$16,627
Merger-related expenses	584	--
Adjusted non-interest expense	$17,063	$16,627

Net interest income	$25,794	$26,779

Non-interest income	2,558	4,949
Gain on sale of securities	--	(2,592)
Adjusted non-interest income	$2,558	$2,357

Total net interest income and non-interest income, adjusted (1)	$28,352	$29,136

Efficiency Ratio, adjusted	59.44%	56.36%

       (1) Tax Equivalent Income of $28,708 for the three months ended March 31, 2013 and $29,501 for the three months ended March 31, 2012.

The tangible common equity ratio is a non-GAAP financial measure representing the ratio of tangible common equity to tangible assets. Tangible common equity and tangible assets are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible common equity for the Company by excluding the balance of intangible assets and outstanding preferred stock issued to the U.S. Treasury from total stockholders’ equity. We calculate tangible assets by excluding the balance of intangible assets from total assets. We had no intangible assets for the periods presented. We believe that this is consistent with the treatment by regulatory agencies, which exclude intangible assets from the calculation of regulatory capital ratios. Accordingly, we believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our capital position and ratios. However, these non-GAAP financial measures are supplemental and are not substitutes for an analysis based on a GAAP measure. As other companies may use different calculations for non-GAAP measures, our presentation may not be comparable to other similarly titled measures reported by other companies. Calculation of the Company’s tangible common equity ratio as of March 31, 2013, March 31, 2012, December 31, 2012 and September 30, 2012, is as follows:

(Dollars in thousands)	As of March 31,		December 31	September 30
	2013	2012	2012	2012
Tangible common equity:
Total stockholders’ equity	$253,803	$296,637	$245,309	$311,528

Less:
Outstanding TARP senior preferred stock	--	67,670	--	68,621
Intangible assets	--	--	--	--
Tangible common equity	$253,803	$228,966	$245,309	$242,907

Total tangible assets	$2,883,388	$2,954,226	$2,823,692	$3,004,742

Tangible common equity ratio	8.80%	7.75%	8.69%	8.08%

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies, including but not limited to potential benefits of a merger between the Company and United Bankshares, Inc., our outlook on earnings, including our future net interest margin, and statements regarding asset quality, our loan and investment security portfolios, our deposit portfolio and anticipated changes to our deposit costs and balances, projected growth, capital position, capital strategies, our plans regarding and expected future levels of our non-performing assets, business opportunities in our market and other strategic initiatives or transactions, and general economic conditions. When we use words such as “may”, “will”, “anticipates”, “believes”, “expects”, “plans”, “estimates”, “potential”, “continue”, “should”, and similar words or phrases, you should consider them as identifying forward-looking statements. These forward-looking statements are not guarantees of future performance. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this release and the forward-looking statements are based, actual future operations and results may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance. For additional information regarding factors that could affect the Company's operations and results, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, and other reports filed with and furnished to the Securities and Exchange Commission.

Additional Information About the Merger and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.

In connection with the pending merger between United Bankshares, Inc. (“United”) and the Company (the “Company”), United will file with the SEC a registration statement on Form S-4 that will include a proxy statement of the Company and a proxy statement and prospectus of United, as well as other relevant documents concerning the proposed transaction. Stockholders are urged to read the registration statement and the joint proxy statement/prospectus regarding the Merger when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. You will be able to obtain a free copy of the joint proxy statement/prospectus, as well as other filings containing information about the Company and United at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from the Company by accessing the Company’s website at www.vcbonline.com under the tab “About VCB,” then under the heading “Investor Relations.” You will also be able to obtain these documents, free of charge, from United’s website at www.ubsi-inc.com under the tab “Investor Relations.”

United, the Company and their respective directors, executive officers, and certain other members of management and employees of United, the Company and their respective subsidiaries may be deemed to be participants in the solicitation of proxies from stockholders of the Company in connection with the Merger. Information about the directors and executive officers of United is set forth in United’s proxy statement filed with the SEC on April 3, 2013. Information about the directors and executive officers of the Company is set forth in the Company’s proxy statement filed with the SEC on March 22, 2013. Additional information regarding the interests of such participants will be included in the joint proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

Virginia Commerce Bancorp, Inc.
Financial Highlights
(Dollars in thousands, except per share data)
(Unaudited)

				Three Months Ended
	Three Months Ended March 31,			December 31,
	2013	2012	% Change	2012	% Change
Summary Operating Results:
Interest and dividend income	$31,202	$34,005	-8.2%	$32,427	-3.8%
Interest expense	5,408	7,226	-25.2%	5,824	-7.1%
Net interest income	25,794	26,779	-3.7%	26,603	-3.0%
Provision for loan losses	1,847	5,994	-69.2%	2,559	-27.8%
Non-interest income	2,558	4,949	-48.3%	4,375	-41.5%
Non-interest expense	17,647	16,627	6.1%	16,843	4.8%
Income before income taxes	8,858	9,107	-2.7%	11,576	-23.5%
Net income	$6,036	$6,142	-1.7%	$7,752	-22.1%
Effective dividend on preferred stock	--	1,363	-100.0%	3,522	-100.0%
Net income available to common stockholders	$6,036	$4,779	26.3%	$4,230	42.7%

Performance Ratios:
Return on average assets	0.86%	0.84%		1.03%
Return on average equity	9.80%	8.46%		10.20%
Net interest margin	3.85%	3.81%		3.73%
Efficiency ratio, adjusted	59.44%	56.36%		56.37%

Per Share Data:
Earnings per common share-basic	$0.19	$0.15	26.7%	$0.13	46.2%
Earnings per common share-diluted	$0.17	$0.14	21.4%	$0.12	41.2%
Average number of shares outstanding:
Basic	32,437,500	31,503,351		31,864,436
Diluted	35,147,566	33,547,703		33,874,852

	As of March 31,			As of
	2013	2012	% Change	12/31/12	% Change
Selected Balance Sheet Data:
Loans, net	$2,152,816	$2,099,484	2.5%	$2,142,872	0.5%
Investment securities	495,086	598,178	-17.2%	493,424	0.3%
Assets	2,883,388	2,954,226	-2.4%	2,823,692	2.11%
Deposits	2,186,932	2,237,848	-2.3%	2,245,392	-2.6%
Stockholders’ equity	253,803	296,637	-14.4%	245,309	3.5%
Book value per common share	$7.81	$7.20	8.0%	$7.68	1.7%

Capital Ratios (% of risk weighted assets):
Tier 1 capital:
Company	13.67%	15.55%		13.25%
Bank	13.15%	14.93%		12.82%
Total qualifying capital:
Company	14.92%	16.81%		14.51%
Bank	14.41%	16.19%		14.08%
Tier 1 leverage:
Company	11.06%	12.12%		10.29%
Bank	10.69%	11.70%		10.05%
Tangible common equity:
Company	8.80%	7.75%		8.69%

(Dollars in thousands)	As of March 31,		As of
	2013	2012	12/31/12	09/30/12

Asset Quality:
Non-performing assets:
Non-accrual loans:
Commercial	$3,136	$9,968	$3,317	$3,443
Real estate-one-to-four family residential:
Permanent first and second	2,263	3,060	3,606	5,689
Home equity loans and lines	2,379	3,580	2,498	2,576
Total real estate-one-to-four family residential	$4,642	$6,640	$6,104	$8,265
Real estate-multi-family residential	--	476	--	--
Real estate-non-farm, non-residential:
Owner-occupied	2,561	2,997	1,791	1,804
Non-owner-occupied	4,030	88	3,864	4,731
Total real estate-non-farm, non-residential	$6,591	$3,085	$5,655	$6,535
Real estate-construction:
Residential	7,615	12,122	16,976	10,510
Commercial	13,185	14,232	5,860	16,679
Total real estate-construction	$20,800	$26,354	$22,836	$27,189
Consumer	16	19	17	18
Total non-accrual loans	35,185	46,542	$37,929	$45,450
OREO	9,562	12,928	12,302	14,089
Total non-performing assets	$44,747	$59,470	$50,231	$59,539

Loans 90+ days past due and still accruing:
Commercial	$232	$--	$--	$--
Real estate-one-to-four family residential:
Permanent first and second	--	56	--	--
Home equity loans and lines	--	--	--	--
Total real estate-one-to-four family residential	$--	$56	$--	$--
Real estate-multi-family residential	--	--	--	--
Real estate-non-farm, non-residential:
Owner-occupied	--	--	--	--
Non-owner-occupied	--	--	--	--
Total real estate-non-farm, non-residential	$--	$--	$--	$--
Real estate-construction
Residential	--	--	--	--
Commercial	--	--	--	--
Total real estate-construction:	$--	$--	$--	$--
Consumer	22	--	--	--
Total loans 90+ days past due and still accruing	$254	$56	$--	$--

Total non-performing assets and past due loans	$45,001	$59,526	$50,231	$59,539

Troubled debt restructurings	$33,926	$42,426	$43,448	$44,892

Non-performing assets
to total loans:	2.04%	2.77%	2.29%	2.77%
to total assets:	1.55%	2.01%	1.78%	1.98%
Non-performing assets and past due loans
to total loans:	2.05%	2.77%	2.29%	2.77%
to total assets:	1.56%	2.01%	1.78%	1.98%
Allowance for loan losses to total loans	1.91%	2.11%	1.95%	1.92%
Allowance for loan losses to non-performing loans	118.43%	97.37%	112.77%	90.84%

Total allowance for loan losses	$41,970	$45,371	$42,773	$41,288

(Dollars in thousands)	As of March 31,		As of
	2013	2012	12/31/12	09/30/12

Loans 30 to 89 days past due and still accruing
Commercial	$6,918	$1,916	$366	$313
Real estate-one-to-four family residential:
Permanent first and second	4,416	4,273	2,089	230
Home equity loans and lines	34	456	223	395
Total real estate-one-to-four family residential	$4,450	$4,729	$2,312	$625
Real estate-multi-family residential	--	--	--	--
Real estate-non-farm, non-residential:
Owner-occupied	1,914	278	1,688	7,326
Non-owner-occupied	550	1,487	1,661	4,080
Total real estate-non-farm, non-residential	$2,464	$1,765	$3,349	$11,406
Real estate-construction:
Residential	--	--	--	74
Commercial	2,138	--	--	930
Total real estate-construction:	$2,138	$--	$--	$1,004
Consumer	96	99	39	12
Farmland	--	--	--	--
Total loans 30 to 89 days past due	$16,066	$8,509	$6,066	$13,360

			For twelve	For nine
	For the three months		months	months
	ended March 31,		ended	ended
	2013	2013	12/31/12	09/30/12

Net charge-offs
Commercial	$455	$4,667	$4,869	$4,975
Real estate-one-to-four family residential:
Permanent first and second	$(51)	$(127)	$1,480	$1,291
Home equity loans and lines	(26)	338	1,945	1,851
Total real estate-one-to-four family residential	$(77)	$211	$3,425	$3,142
Real estate-multi-family residential	--	--	$(118)	$(118)
Real estate-non-farm, non-residential:
Owner-occupied	$110	$47	$2,820	$2,820
Non-owner-occupied	(10)	632	2,486	3,525
Total real estate-non-farm, non-residential	$100	$679	$5,306	$6,345
Real estate-construction:
Residential	$726	3,486	$6,489	$4,528
Commercial	1,448	100	559	578
Total real estate-construction	$2,174	$3,586	$7,048	$5,106
Consumer	(2)	209	251	258
Farmland	--	--	--	--
Total net charge-offs	$2,650	$9,352	$20,781	$19,708
Net charge-offs to average loans outstanding	0.12%	0.43%	0.95%	0.91%

Total provision for loan losses	$1,847	$5,994	$14,826	$12,267

Classes of total loans by risk rating as of March 31, 2013, are summarized as follows (dollars in thousands):

			Special			Total
Internal Risk Rating Grades	Pass	Watch	Mention	Substandard	Doubtful	Loans

Commercial	$179,904	$35,203	$10,099	$28,429	$1,817	$255,452
Real estate-one-to-four family residential:
Permanent first and second	237,871	15,057	13,539	17,331	112	283,910
Home equity loans and lines	103,277	2,711	1,874	4,048	1,538	113,448
Total real estate-one-to-four family residential	$341,148	$17,768	$15,413	$21,379	$1,650	$397,358
Real estate-multi-family residential	74,742	5,053	--	--	--	79,795
Real estate-non-farm, non-residential:
Owner-occupied	386,845	47,226	35,505	19,995	--	489,571
Non-owner-occupied	484,330	112,387	27,724	43,014	--	667,455
Total real estate-non-farm, non-residential	$871,175	$159,613	$63,229	$63,009	$--	$1,157,026
Real estate-construction:
Residential	116,566	16,847	19,677	10,568	--	163,658
Commercial	45,236	18,409	32,163	33,268	--	129,076
Total real estate-construction	$161,802	$35,256	$51,840	$43,836	$--	$292,734
Consumer	9,861	201	155	187	--	10,404
Farmland	2,208	3,887	--	--	--	6,095
Total	$1,640,840	$256,981	$140,736	$156,840	$3,467	$2,198,864

Classes of total loans by risk rating as of March 31, 2012, are summarized as follows (dollars in thousands):

			Special			Total
Internal Risk Rating Grades	Pass	Watch	Mention	Substandard	Doubtful	Loans

Commercial	$175,523	$34,782	$4,997	$23,427	$9,108	$247,837
Real estate-one-to-four family residential:
Permanent first and second	205,804	15,342	10,163	25,154	115	256,578
Home equity loans and lines	111,181	3,288	1,902	8,420	2,243	127,034
Total real estate-one-to-four family residential	$316,985	$18,630	$12,065	$33,574	$2,358	$383,612
Real estate-multi-family residential	76,304	4,253	--	476	--	81,033
Real estate-non-farm, non-residential:
Owner-occupied	369,014	63,240	25,360	16,267	--	473,881
Non-owner-occupied	505,373	119,446	37,154	29,872	--	691,845
Total real estate-non-farm, non-residential	$874,387	$182,686	$62,514	$46,139	$--	$1,165,726
Real estate-construction:
Residential	65,280	22,329	20,100	29,048	--	136,757
Commercial	39,092	20,483	36,037	26,055	--	121,667
Total real estate-construction	$104,372	$42,812	$56,137	$55,103	$--	$258,424
Consumer	8,259	291	167	67	--	8,784
Farmland	2,574	--	--	--	--	2,574
Total	$1,558,404	$283,454	$135,880	$158,786	$11,466	$2,147,990

Classes of total loans by risk rating as of December 31, 2012, are summarized as follows (dollars in thousands):

			Special			Total
Internal Risk Rating Grades	Pass	Watch	Mention	Substandard	Doubtful	Loans

Commercial	$202,088	$25,048	$11,976	$19,822	$2,073	$261,007
Real estate-one-to-four family residential:
Permanent first and second	235,672	15,585	12,233	19,038	112	282,640
Home equity loans and lines	106,872	2,724	1,871	4,165	1,543	117,175
Total real estate-one-to-four family residential	$342,544	$18,309	$14,104	$23,203	$1,655	$399,815
Real estate-multi-family residential	73,317	5,080	--	--	--	78,397
Real estate-non-farm, non-residential:
Owner-occupied	384,923	46,123	35,675	19,757	--	486,478
Non-owner-occupied	488,415	108,868	30,094	41,378	--	668,755
Total real estate-non-farm, non-residential	$873,338	$154,991	$65,769	$61,135	$--	$1,155,233
Real estate-construction:
Residential	104,835	17,651	20,720	26,771	--	169,977
Commercial	41,336	18,645	26,281	25,800	--	112,062
Total real estate-construction	$146,171	$36,296	$47,001	$52,571	$--	$282,039
Consumer	7,744	208	219	95	--	8,266
Farmland	1,000	3,888	--	--	--	4,888
Total	$1,646,202	$243,820	$139,069	$156,826	$3,728	$2,189,645

Classes of total loans by risk rating as of September 30, 2012, are summarized as follows (dollars in thousands):

			Special			Total
Internal Risk Rating Grades	Pass	Watch	Mention	Substandard	Doubtful	Loans

Commercial	$163,539	$28,262	$14,710	$21,630	$1,810	$229,951
Real estate-one-to-four family residential:
Permanent first and second	231,543	14,590	11,252	22,651	114	280,150
Home equity loans and lines	108,153	2,737	1,968	4,243	1,545	118,646
Total real estate-one-to-four family residential	$339,696	$17,327	$13,220	$26,894	$1,659	$398,796
Real estate-multi-family residential	81,738	5,104	--	--	--	86,842
Real estate-non-farm, non-residential:
Owner-occupied	357,423	66,865	21,376	21,591	--	467,255
Non-owner-occupied	483,742	131,036	33,608	43,076	--	691,462
Total real estate-non-farm, non-residential	$841,165	$197,901	$54,984	$64,667	$--	$1,158,717
Real estate-construction:
Residential	81,656	18,262	18,095	37,757	--	155,770
Commercial	33,365	15,277	28,560	27,935	--	105,137
Total real estate-construction	$115,021	$33,539	$46,655	$65,692	$--	$260,907
Consumer	6,585	230	222	104	--	7,141
Farmland	1,000	3,889	--	--	--	4,889
Total	$1,548,744	$286,252	$129,791	$178,987	$3,469	$2,147,243

Classes of total loans by risk rating as of June 30, 2012, are summarized as follows (dollars in thousands):

			Special			Total
Internal Risk Rating Grades	Pass	Watch	Mention	Substandard	Doubtful	Loans

Commercial	$188,952	$29,560	$11,729	$24,563	$1,810	$256,614
Real estate-one-to-four family residential:
Permanent first and second	228,273	14,069	10,285	25,141	114	277,882
Home equity loans and lines	110,765	2,851	2,119	5,978	2,240	123,953
Total real estate-one-to-four family residential	$339,038	$16,920	$12,404	$31,119	$2,354	$401,835
Real estate-multi-family residential	80,717	3,460	--	--	--	84,177
Real estate-non-farm, non-residential:
Owner-occupied	367,535	62,369	25,067	16,490	--	471,461
Non-owner-occupied	510,605	102,602	26,174	44,792	--	684,173
Total real estate-non-farm, non-residential	$878,140	$164,971	$51,241	$61,282	$--	$1,155,634
Real estate-construction:
Residential	75,605	22,476	19,807	29,176	--	147,064
Commercial	40,181	18,090	26,702	38,903	--	123,876
Total real estate-construction	$115,786	$40,566	$46,509	$68,079	$--	$270,940
Consumer	8,093	307	165	73	--	8,638
Farmland	3,415	158	--	--	--	3,573
Total	$1,614,141	$255,942	$122,048	$185,116	$4,164	$2,181,411

Troubled Debt Restructurings (TDRs) - By Loan Type
As of March 31, 2013	Reviewable TDRs			Permanent TDRs			Total TDRs
(Dollars in thousands)	# of		As % of	# of		As % of	# of		As % of
	Loans	Balance	Balance	Loans	Balance	Balance	Loans	Balance	Balance
Loan Type:
Commercial	--	--	0.0%	3	$7,071	29.8%	3	$7,071	20.8%
Real estate-one-to-four family residential:
Permanent first and second	7	$2,607	25.6%	--	--	0.0%	7	$2,607	7.7%
Home equity loans and lines	--	--	0.0%	--	--	0.0%	--	--	0.0%
Total real estate-one-to-four family residential	7	$2,607	25.6%	--	--	0.0%	7	$2,607	7.7%
Real estate-multi-family residential	--	--	0.0%	--	--	0.0%	--	--	0.0%
Real estate-non-farm, non-residential:
Owner-occupied	2	6,771	66.6%	1	2,753	11.6%	3	9,524	28.1%
Non-owner-occupied	1	793	7.8%	2	6,968	29.3%	4	7,761	22.9%
Total real estate-non-farm, non-residential	3	$7,564	74.4%	3	$9,721	40.9%	7	$17,285	51.0%
Real estate-construction:
Residential-owner-occupied	--	--	0.0%	1	72	0.3%	1	72	0.2%
Residential-builder	--	--	0.0%	3	6,891	29.0%	3	6,891	20.3%
Commercial	--	--	0.0%	4	$6,963	29.3%	4	$6,963	20.5%
Total real estate-construction	--	--	0.0%	--	--	0.0%	--	--	0.0%
Consumer	--	--	0.0%	--	--	0.0%	--	--	0.0%
Farmland	--	--	0.0%	--	--	0.0%	--	--	0.0%
Total	10	$10,171	100.0%	10	$23,755	100.0%	20	$33,926	100.0%

Troubled Debt Restructurings (TDRs) - By Quarterly Review / Maturity Date

As of March 31, 2013	Reviewable TDRs			Permanent TDRs			Total TDRs
(Dollars in thousands)	# of		As % of	# of		As % of	# of		As % of
	Loans	Balance	Balance	Loans	Balance	Balance	Loans	Balance	Balance
Review / Maturity by Quarter:
2013
1st Quarter	--	$--	0.00%	1	$465	2.00%	1	$465	1.40%
2nd Quarter	2	669	6.60%	2	3,646	15.30%	4	4,315	12.70%
3rd Quarter	4	1,274	12.50%	--	--	0.00%	4	1,274	3.80%
4th Quarter	1	793	7.80%	1	72	0.30%	2	865	2.50%
Total 2013:	7	$2,736	26.90%	4	$4,183	17.60%	11	$6,919	20.40%
2014
1st Quarter	--	$--	0.00%	--	$--	0.00%	--	$--	0.00%
2nd Quarter	--	--	0.00%	1	1,026	4.30%	1	1,026	3.00%
3rd Quarter	2	6,771	66.60%	1	5,579	23.50%	3	12,350	36.40%
4th Quarter	--	--	0.00%	1	5,400	22.70%	1	5,400	15.90%
Total 2014:	2	$6,771	66.60%	3	$12,005	50.50%	5	$18,776	55.30%
2015 & beyond	1	664	6.50%	3	7,567	31.90%	4	8,231	24.30%
Total Loans	10	$10,171	100.00%	10	$23,755	100.00%	20	$33,926	100.00%

Troubled Debt Restructurings (TDRs) -
Migration by Quarter
As of March 31, 2013
(000s)

	4/1/09 to	7/1/09 to	10/1/09 to	1/1/10 to	4/1/10 to	7/1/10 to	10/1/10 to	1/1/11 to	4/1/11 to
	6/30/09	9/30/09	12/31/09	3/31/10	6/30/10	9/30/10	12/31/10	3/31/11	6/30/11
Period Beginning Balance	--	$33,309	$37,425	$71,885	$80,993	$96,976	$105,617	$102,996	$91,876

Additions:
New Loans Added	$33,309	$5,226	$37,663	$23,477	$21,720	$12,698	$12,377	$3,188	$116
Loan Advances	--	974	348	219	472	220	531	486	197
Subtotal Additions:	$33,309	$6,200	$38,011	$23,696	$22,192	$12,918	$12,908	$3,674	$313

Deductions:
Sales Proceeds	--	$944	$1,783	$1,218	$761	--	$125	$367	$126
Payments	--	317	174	50	1,202	1,138	433	1,989	1,715
Reviews	--	--	229	75	3,714	2,468	--	5,731	640
Upgrades	--	--	--	--	--	--	11,000	--	--
Partial C/Os w/Continuing TDRs	--	--	--	--	--	--	--	5,656	3,000
Charge-offs w/Loans Sold or Settled	--	--	56	--	--	--	--	251	--
Transfer to NPA	--	823	1,309	13,245	532	671	3,971	800	5,638
Subtotal Deductions:	--	$2,084	$3,551	$14,588	$6,209	$4,277	$15,529	$14,794	$11,119

Net Increase / (Decrease)	$33,309	$4,116	$34,460	$9,108	$15,983	$8,641	$ (2,621)	$ (11,120)	$(10,806)

% Increase / (Decrease) from Preceding Period		12.4%	92.1%	12.7%	19.7%	8.9%	(2.5%)	(10.8%)	(11.8%)

Period Ended Balance	$33,309	$37,425	$71,885	$80,993	$96,976	$105,617	$102,996	$91,876	$81,070

	7/1/11 to	10/1/11 to	1/1/12 to	4/1/12 to	7/1/12 to	10/1/12 to	1/1/13 to
	9/30/11	12/31/11	3/31/12	6/30/12	9/30/12	12/31/12	3/31/13	TOTAL
Period Beginning Balance	$81,070	$71,686	$52,264	$42,426	$43,054	$44,892	$43,448

Additions:
New Loans Added	$984	$753	$541	$1,345	$8,804	$6,771	$231	$169,203
Loan Advances	53	40	236	186	46	65	--	4,073
Subtotal Additions:	$1,037	$793	$777	$1,531	$8,850	$6,836	$231	$173,276

Deductions:
Sales Proceeds	$4,597	$6,168	$5,098	$247	$531	$3,904	$--	$25,869
Payments	532	990	226	158	785	72	64	9,845
Reviews	4,292	10,111	3,888	498	1,465	635	9,689	43,435
Upgrades	--	--	--	--	--	3392	--	14,392
Partial C/Os w/Continuing TDRs	--	--	--	--	2,587	--	--	11,243
Charge-offs w/Loans Sold or Settled	--	2,946	604	--	--	--	--	3,857
Transfer to NPA	1,000	--	799	--	1,644	277	--	30,709
Subtotal Deductions:	$10,421	$20,215	$10,615	$903	$7,012	$8,280	$9,753	$139,350

Net Increase / (Decrease)	$(9,384)	$(19,422)	$(9,838)	$628	$1,838	$(1,444)	$(9,522)

% Increase / (Decrease) from Preceding Period	(11.6%)	(27.1%)	(18.8%)	1.5%	4.3%	(3.20%)	(21.9%)

Period Ended Balance	$71,686	$52,264	$42,426	$43,054	$44,892	$43,448	$33,926	$33,926

(Dollars in thousands)	As of March 31,			As of
	2013	2012	% Change	12/31/12	% Change

Loan Portfolio:
Commercial	$255,452	$247,837	3.1%	$261,007	-2.1%
Real estate-one to four family residential:
Permanent first and second	283,910	256,578	10.7%	282,640	0.4%
Home equity loans and lines	113,448	127,034	-10.7%	117,175	-3.2%
Total real estate-one-to-four family residential	$397,358	$383,612	3.6%	$399,815	-0.6%
Real estate-multifamily residential	79,795	81,033	-1.5%	78,397	1.8%
Real estate-non-farm, non-residential:
Owner-occupied	489,571	473,881	3.3%	486,478	0.6%
Non-owner-occupied	667,455	691,845	-3.5%	668,755	-0.2%
Total real estate-non-farm, non-residential	$1,157,026	$1,165,726	-0.7%	$1,155,233	0.2%
Real estate-construction:
Residential	163,658	136,757	19.7%	169,977	-3.7%
Commercial	129,076	121,667	6.1%	112,062	15.2%
Total real estate-construction:	$292,734	$258,424	13.3%	282,039	3.8%
Consumer	10,404	8,784	18.4%	8,266	25.9%
Farmland	6,095	2,574	136.8%	4,888	24.7%
Total loans	$2,198,864	$2,147,990	2.4%	$2,189,645	0.4%
Less unearned income	4,078	3,135	30.1%	4,000	2.0%
Less allowance for loan losses	41,970	45,371	-7.5%	42,773	-1.9%
Loans, net	$2,152,816	$2,099,484	2.5%	$2,142,872	0.5%

(Dollars in thousands)	As of March 31, 2013
Residential, Acquisition, Development and Construction				Non-accruals	Net charge-offs
	Total	Percentage	Non-accrual	as a % of	as a % of
By County/Jurisdiction of Origination:	Outstandings	of Total	Loans	Outstandings	Outstandings
District of Columbia	$7,273	4.40%	$489	0.30%	--
Montgomery, MD	--	--	--	--	--
Prince Georges, MD	8,153	5.00%	3,681	2.30%	--
Other Counties in MD	4,920	3.00%	62	--	--
Arlington/Alexandria, VA	30,554	18.70%	616	0.40%	0.40%
Fairfax, VA	36,103	22.10%	--	--	--
Culpeper/Fauquier, VA	10,550	6.40%	200	0.10%	--
Frederick, VA	2,288	1.40%	2,288	1.40%	--
Henrico, VA	955	0.60%	--	--	--
Loudoun, VA	15,674	9.60%	279	0.20%	--
Prince William, VA	22,786	13.90%	--	--	--
Spotsylvania, VA	342	0.20%	--	--	--
Stafford, VA	20,287	12.40%	--	--	--
Other Counties in VA	1,648	1.00%	--	--	--
Outside VA, D.C. & MD	2,125	1.30%	--	--	--
	$163,658	100.00%	$7,615	4.70%	0.40%

(Dollars in thousands)	As of March 31, 2013
Commercial, Acquisition, Development and Construction				Non-accruals	Net charge-offs
	Total	Percentage	Non-accrual	as a % of	as a % of
By County/Jurisdiction of Origination:	Outstandings	of Total	Loans	Outstandings	Outstandings
District of Columbia	$272	0.2%	$--	--	--
Montgomery, MD	1,974	1.5%	--	--	--
Prince Georges, MD	6,357	4.9%	--	--	--
Other Counties in MD	2,080	1.6%	--	--	--
Arlington/Alexandria, VA	14,415	11.2%	506	0.4%	--
Fairfax, VA	8,031	6.2%	2,142	1.7%	0.2%
Culpeper/Fauquier, VA	1,688	1.3%	1,688	1.3%	0.4%
Frederick, VA	2,000	1.5%	--	--	--
Henrico, VA	--	--	--	--	--
Loudoun, VA	13,840	10.7%	--	--	--
Prince William, VA	45,990	35.7%	--	--	--
Spotsylvania, VA	1,640	1.3%	--	--	--
Stafford, VA	25,412	19.7%	8,014	6.2%	0.6%
Other Counties in VA	5,377	4.2%	835	0.6%	--
Outside VA, D.C. & MD	--	--	--	--	--
	$129,076	100.0%	$13,185	10.2%	1.2%

(Dollars in thousands)	As of March 31, 2013
Non-Farm/Non-Residential				Non-accruals	Net charge-offs
	Total	Percentage	Non-accrual	as a % of	as a % of
By County/Jurisdiction of Origination:	Outstandings	of Total	Loans	Outstandings	Outstandings
District of Columbia	$82,287	7.1%	$--	--	--
Montgomery, MD	18,729	1.6%	1,738	0.1%	--
Prince Georges, MD	72,084	6.2%	--	--	--
Other Counties in MD	47,781	4.1%	--	--	--
Arlington/Alexandria, VA	182,882	15.8%	909	0.1%	--
Fairfax, VA	277,162	24.0%	719	0.1%	--
Culpeper/Fauquier, VA	5,197	0.4%	2,061	0.2%	--
Frederick, VA	7,646	0.7%	--	--	--
Henrico, VA	21,562	1.9%	--	--	--
Loudoun, VA	146,847	12.7%	1,164	0.1%	--
Prince William, VA	181,661	15.7%	--	0.1%	--
Spotsylvania, VA	18,927	1.6%	--	--	--
Stafford, VA	19,328	1.7%	--	--	--
Other Counties in VA	66,001	5.7%	--	--	--
Outside VA, D.C. & MD	8,932	0.8%	--	--	--
	$1,157,026	100.0%	$6,591	0.7%	--

Of this total of $1.2 billion in non-farm/non-residential real estate loans, approximately $87.5 million will mature in 2012, $109.0 million in 2013 and $201.9 million in 2014.

	As of March 31,			As of
(Dollars in thousands)	2013	2012	% Change	12/31/12	% Change

Investment Securities (at book value):
Available-for-sale (AFS):
U.S. government agency obligations	$393,959	$494,041	-20.3%	$392,867	0.3%
Pooled trust preferred securities	364	486	-25.1%	357	2.0%
Obligations of states and political subdivisions	100,763	103,651	-2.8%	100,200	0.6%
Total Investment Securities	$495,086	$598,178	-17.2%	$493,424	0.3%

Virginia Commerce Bancorp, Inc.
Consolidated Balance Sheets
(Dollars in thousands, except per share data)
(Unaudited)

			As of
	As of March 31,		December 31,
	2013	2012	2012
Assets
Cash and due from banks	$32,662	$33,047	$49,531
Investment securities, AFS	495,086	598,178	493,424
Restricted stocks, at cost	10,253	11,272	10,147
Federal funds sold	--	--	0
Interest bearing deposits in other banks	80,000	116,000	1,000
Loans held-for-sale	4,941	8,164	15,195
Loans, net of allowance for loan losses of $41,970, $45,371 and $42,773	2,152,816	2,099,484	2,142,872
Bank premises and equipment, net	9,668	11,058	10,072
Accrued interest receivable	9,075	9,798	8,563
Other real estate owned, net of valuation allowance of $4,076, $6,571 and $6,374	9,562	12,928	12,302
Bank owned life insurance	44,694	14,072	44,393
Other assets	34,631	40,225	36,193
Total assets	$2,883,388	$2,954,226	$2,823,692
Liabilities and Stockholders’ Equity
Deposits
Demand deposits	$420,579	$335,580	$416,091
Savings and interest-bearing demand deposits	1,163,374	1,173,176	1,200,397
Time deposits	602,979	729,092	628,904
Total deposits	$2,186,932	$2,237,848	$2,245,392
Securities sold under agreement to repurchase	342,409	315,633	250,718
Other borrowed funds	25,000	25,000	7,000
Trust preferred capital notes	66,891	66,634	66,827
Accrued interest payable	2,527	2,423	1,885
Other liabilities	5,826	10,051	6,561
Total liabilities	$2,629,585	$2,657,589	$2,578,383
Stockholders’ Equity
Preferred stock, net of discount, $1.00 par value per share, 1,000,000 shares authorized, Series A; $1,000 stated value; 71,000 issued and outstanding	$--	$67,670	$-
Common stock, $1.00 par value per share, 50,000,000 shares authorized, issued and outstanding March 2013, 32,506,750 including 196,513 in unvested restricted stock issued; March 2012, 31,809,053 including 118,946 in unvested restricted stock issued; December 2012, 31,920,756 including 110,215 in unvested restricted stock issued	32,310	31,690	31,811
Surplus	121,370	117,563	118,508
Warrants	8,520	8,520	8,520
Retained earnings	89,523	65,779	83,487
Accumulated other comprehensive income, net	2,080	5,415	2,983
Total stockholders’ equity	$253,803	$296,637	$245,309
Total liabilities and stockholders’ equity	$2,883,388	$2,954,226	$2,823,692

Virginia Commerce Bancorp, Inc.
Consolidated Statements of Operations
(Dollars in thousands except per share data)
(Unaudited)

			Three Months
	Three Months Ended		Ended
	March 31,		December 31,
	2013	2012	2012
Interest and dividend income:
Interest and fees on loans	$28,515	$30,621	$29,429
Interest and dividends on investment securities:
Taxable	1,968	2,644	2,210
Tax-exempt	567	588	563
Dividends on restricted stocks	113	101	118
Interest on deposits in other banks	39	51	107
Total interest and dividend income	$31,202	$34,005	$32,427
Interest expense:
Deposits	$3,523	$4,942	$3,880
Securities sold under agreement to repurchase and federal funds purchased	915	1,037	973
Other borrowed funds	16	269	--
Trust preferred capital notes	954	978	971
Total interest expense	$5,408	$7,226	$5,824
Net interest income	$25,794	$26,779	$26,603
Provision for loan losses	1,847	5,994	2,559
Net interest income after provision for loan losses	$23,947	$20,785	$24,044
Non-interest income:
Service charges and other fees	$930	$881	$919
Non-deposit investment services commissions	282	252	181
Fees and net gains on loans held-for-sale	1,022	1,001	1,572
Gain on sale of investment securities	--	2,592	1,454
Bank owned life insurance	301	55	217
Other	23	168	32
Total non-interest income	$2,558	$4,949	$4,375
Non-interest expense:
Salaries and employee benefits	$8,178	$7,785	$7,407
Occupancy expense	2,421	2,421	2,358
FDIC insurance premiums	517	995	617
Loss on other real estate owned	1,248	826	1,615
Other real estate owned expenses	208	318	92
Franchise tax expense	748	750	936
Data processing expense	725	653	770
Merger-related expenses	584	--	--
Other operating expense	3,018	2,879	3,048
Total non-interest expense	$17,647	$16,627	$16,843
Income before taxes	$8,858	$9,107	$11,576
Provision for income taxes	2,822	2,965	3,824
Net income	$6,036	$6,142	$7,752
Effective dividend on preferred stock	--	$1,363	$3,522
Net income available to common stockholders	$6,036	$4,779	$4,230
Earnings per common share, basic	$0.19	$0.15	$0.13
Earnings per common share, diluted	$0.17	$0.14	$0.12

Virginia Commerce Bancorp, Inc.
Consolidated Average Balances, Yields, and Rates
Three Months Ended March 31,
(Unaudited)

	2013			2012
		Interest	Average		Interest	Average
	Average	Income-	Yields	Average	Income-	Yields
(Dollars in thousands)	Balance	Expense	/Rates	Balance	Expense	/Rates
Assets
Securities (1)	$493,647	$2,535	2.29%	$604,991	$3,232	2.31%
Restricted stock	11,058	113	4.15%	11,272	101	3.61%
Loans, net of unearned income (2)	2,194,541	28,515	5.28%	2,175,016	30,621	5.67%
Interest-bearing deposits in other banks	54,257	39	0.29%	76,384	51	0.27%
Total interest-earning assets	$2,753,503	$31,202	4.65%	$2,867,663	$34,005	4.82%
Other assets	108,862			69,052
Total Assets	$2,862,365			$2,936,715

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$441,569	$331	0.30%	$326,990	$298	0.37%
Money market accounts	219,817	161	0.30%	215,936	235	0.44%
Savings accounts	506,023	381	0.31%	628,298	772	0.49%
Time deposits	612,788	2,650	1.75%	760,745	3,637	1.92%
Total interest-bearing deposits	$1,780,197	$3,523	0.80%	$1,931,969	$4,942	1.03%
Securities sold under agreement to repurchase and federal funds purchased	284,174	915	1.31%	279,803	1,037	1.49%
Other borrowed funds	29,544	16	0.22%	25,000	269	4.25%
Trust preferred capital notes	66,856	954	5.71%	66,602	978	5.81%
Total interest-bearing liabilities	$2,160,771	$5,408	1.01%	$2,303,374	$7,226	1.26%
Demand deposits and other liabilities	451,783			341,380
Total liabilities	$2,612,554			$2,644,754
Stockholders’ equity	249,811			291,961
Total liabilities and stockholders’ equity	$2,862,365			$2,936,715
Interest rate spread			3.64%			3.56%
Net interest income and margin		$25,794	3.85%		$26,779	3.81%

(1)
Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.

(2)
Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $1.3 million and $1.2 million for the three months ended March 31, 2013 and 2012, respectively.

(3)
The securities sold under agreement to repurchase related to customers had an average balance of $209.2 million at an average rate of 0.16% for the three months ended March 31, 2013, and $204.8 million at an average rate of 0.38% for the same period 2012. Also, included are wholesale agreements with an average balance of $75.0 million at an average rate of 4.51% for the three months ended March 31, 2013, and $75.0 million at an average rate of 4.51% for the same period for 2012.

CONTACT:

Virginia Commerce Bancorp, Inc.
Mark S. Merrill
Chief Financial Officer
703-633-6120 mmerrill@vcbonline.com